SCHEDULE I
to the
DISTRIBUTION AGREEMENT
between
VICTORY PORTFOLIOS II
and
VICTORY CAPITAL ADVISERS, INC.

Funds

1.Victory Market Neutral Income Fund
2.Victory US 500 Enhanced Volatility Wtd Index Fund

VICTORY PORTFOLIOS II
/s/ Christopher Dyer
Name:	Christopher K. Dyer
Title:	President
VICTORY CAPITAL SERVICES, INC.
/s/ Christopher Dyer
Name:	Christopher K. Dyer
Title:	Chief Operating Officer

As of November 30, 2021

NY2-781096 v1